SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2011

SIGMA-ALDRICH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-8135	43-1050617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3050 Spruce Street

St. Louis, Missouri 63103

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (314) 771-5765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sigma-Aldrich Corporation (the “Company”) is filing this Amendment No. 1 (the “Amendment”) to its Current Report on Form 8-K filed on November 15, 2010 (the “Original Filing”), which announced, among other things, that Rakesh Sachdev was elected as the Company’s President and Chief Executive Officer, and that Kirk Richter would serve as the Interim Chief Financial Officer of the Company. This Amendment provides the information required under Item 5.02(c)(3) of Form 8-K with regard to Mr. Sachdev’s and Mr. Richter’s terms of employment arrangements, which had not been determined at the time of the Original Filing. Accordingly, this Amendment supplements and does not replace the information that was previously disclosed.

Mr. Sachdev

On February 14, 2011, the Company entered into an employment agreement (the “Agreement”) with Mr. Sachdev, effective January 1, 2011 for a term extending through January 1, 2014. Under the Agreement, Mr. Sachdev will serve, as previously announced, as the Chief Executive Officer of the Company. The Agreement provides for:

•	a base salary of $700,000;

•	eligibility for annual performance bonuses under the Company’s annual cash bonus plan, with a target of 100% of his annual base salary;

•	participation in all retirement, disability, pension, savings, health, medical and dental insurances and other fringe benefits available to executives;

•

participation in the Company’s Long-Term Incentive Plan (the “LTIP”), with annual equity grants targeted to achieve a value equal to 300% of his base salary, in the form of stock options, performance shares, or other forms of equity, as determined by the board of directors, and, depending on performance, actual performance share payout may range from zero up to 150% of target; and

•

cash compensation, bonus and long term incentive opportunity for 2012 and 2013 shall be reviewed and set annually, but the base salary shall not be reduced below $700,000.00 per year, and the bonus and long-term incentive opportunities shall not be reduced.

The agreement further provides that if the Company terminates Mr. Sachdev’s employment for “cause” (as defined in the Agreement) or Mr. Sachdev voluntarily terminates his employment without “good reason” (as defined in the Agreement) before the end of the employment period, Mr. Sachdev would receive his base salary through the date of termination but will not be entitled to any severance compensation or to any further base salary, bonus or benefits unless otherwise specified in a benefit program. If the Company involuntarily terminates Mr. Sachdev’s employment without “cause” or Mr. Sachdev terminates his employment for “good reason” before the end of the employment period, Mr. Sachdev would receive his base salary through the date of termination and, provided that he executes a release of claims, he would receive severance pay equal to 2.99 times his annual base salary. Such severance payments will be made in equal installments over a 36 month period payable on the dates on which the base salary would have otherwise been paid if his employment had continued. Mr. Sachdev shall not be entitled to such severance pay if he becomes entitled to any termination payments or other severance payments under the change of control agreement previously entered into between the Company and Mr. Sachdev. In the event that Mr. Sachdev is determined to be a specified employee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, any such severance payments shall begin on the first payroll date that is more than six months following the date of separation from service, but only to the extent that such payments do not satisfy an exception to Code Section 409A.

In the event of Mr. Sachdev’s death, the Company’s obligations under the Agreement will terminate on the last day of the month in which he dies or in the event of his disability, on the date he first becomes entitled to receive disability benefits under the LTIP. The Company will pay to Mr. Sachdev or his estate all accrued and unpaid base salary and a pro rata annual bonus for the year of termination based on actual performance for that fiscal year.

Mr. Sachdev agrees to protect the Company’s confidential information and not to compete against the Company during his employment with the Company and for a two-year period following termination of employment.

Mr. Richter

On February 8, 2011, the Board of Directors of the Company, upon a recommendation by the Compensation Committee of the Board of Directors, approved Mr. Richter’s compensation as follows:

•	base salary of $290,000;

•

eligibility for annual performance bonuses under the Company’s annual cash bonus plan, with a target of 60% of his annual base salary, and the bonus amount at threshold of 30% of base salary and at maximum of 120% of base salary; and

•	participation in the LTIP, with $300,000 target long-term incentive to be delivered half in stock options and half in performance shares.

These compensation arrangements are effective as of January 1, 2011.

This Amendment No. 1 is being filed solely to supplement item 5.02 of the Original Filing, “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers,” to reflect Mr. Sachdev’s employment agreement and Mr. Richter’s new compensation.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2011

SIGMA-ALDRICH CORPORATION

By:	/s/ George L. Miller
George L. Miller
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10(a)	Employment Agreement, dated as of February 14, 2011, by and between Sigma-Aldrich Corporation and Rakesh Sachdev.